Exhibit 99.1

Oramed Pharmaceuticals Awarded Grant by the Office of the Chief Scientist of Israel

JERUSALEM, Israel – May 8, 2012 - Oramed Pharmaceuticals Inc. (OTCBB: ORMP.OB) (http://www.oramed.com), a developer of oral delivery systems, announced today that its wholly owned Israeli subsidiary, Oramed Ltd., was awarded a government grant amounting to a net sum of NIS 2 million (approximately $540,000), from the Office of the Chief Scientist (“OCS”) at the Ministry of Industry, Trade and Labor of Israel. The funds will be designated and used by Oramed Ltd. to support further R&D and clinical studies on its oral insulin capsule and oral GLP-1 analog from December 2011 to November 2012.

Nadav Kidron, CEO of Oramed Pharmaceuticals, commented: “We are honored to be receiving this recognition of the importance of Oramed's work for the third year in a row. This grant will greatly assist in covering costs for our upcoming FDA-approved Phase 2 trials on our oral insulin, and aid in the advancement of bringing our breakthrough technology to market.”

About the Office of the Chief Scientist and its Grant Application Criteria

The OCS awards grants to industry in Israel in order to foster the development of innovative projects in Israel’s influential technology sector. The OCS selects its recipients according to various criteria including the financial strength of a company, the exceptionality of a company's innovative technology, and the potential of a company's technology to significantly improve an existing product or process.

About Oramed Pharmaceuticals
Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines currently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in Phase 2 clinical trials. Established in 2006, Oramed's technology is based on over 25 years of research by top research scientists at Jerusalem's Hadassah Medical Center. The Company's corporate and R&D headquarters are based in Jerusalem.

For more information, please visit www.oramed.com

Forward-looking statements: Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Included therein are the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company's ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company's filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward-looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relations Contact:
Aviva Sherman
USA: +1 646-240-4193
Int'l: + 972-2-566-0001
+ 972-54-792-4438
E-mail: aviva@oramed.com